                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                  FORM 8-K/A



                                CURRENT REPORT
                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  January 28, 1996



                               SSE TELECOM, INC.
            (Exact name of registrant as specified in its charter)



        Delaware                     33-10965                    52-1466297
(State or other jurisdiction of  (Commission file Number)     (I.R.S. Employer
incorporation or organization)                              Identification No.)



                         8230 Leesburg Pike, Suite 710
                            Vienna, Virginia 22182
                             (Address of principal
                               executive office)



              Registrant's telephone number, including area code:
                                (703) 442-4503

This Form 8-K/A amends Item 7 of that certain Form 8-K dated January 28, 1996, (the "Original Form 8-K") by including the financial statements referred to below.

Item 7.   Financial Statements and Exhibits

(a)       Financial statements of businesses acquired.

          In connection with the business acquisition described in Item 2 of the Original Form 8-K, attached are the financial statements of the business acquired for the required periods, consisting of (i) Report of Independent Auditor, (ii) balance sheets of Fairchild Data Corporation as of June 30, 1995 and 1994, (iii) the related statements of income and cash flows for the years ended June 30, 1995 and 1994, (iv) unaudited balance sheet of Fairchild as of December 31, 1995, (v) the related unaudited statements of income and cash flow for each of the six months ended December 31, 1995 and 1994.

(b)       Pro forma financial information.

          In connection with the business acquisition described in Item 2 of the Original Form 8-K, attached is the pro forma financial information required pursuant to Article 11 of Regulation S-X, consisting of condensed combining statements of operations of SSE Telecom, Inc. and its subsidiaries and Fairchild Data Corporation for the years ended September 30, 1995, October 1, 1994 and the three months ended December 30, 1995.

(c)       Exhibits

          23. Independent Auditors' Consent

                                   Signature
                                   ---------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                SSE Telecom, Inc

                                               By  /s/ Daniel E. Moore
                                                 ------------------------------
                                                 Daniel E. Moore
                                                 Executive Vice President, Chief
                                                 Financial Officer and Treasurer

Dated:  April 11, 1996

                   Report of Independent Public Accountants

To Fairchild Data Corporation:

We have audited the accompanying balance sheets of Fairchild Data Corporation, a Delaware Corporation, as of June 30, 1995 and 1994, and the related statements of income, changes in equity and cash flows for the years ended June 30, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fairchild Data Corporation, as of June 30, 1995, and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                                          /s/ARTHUR ANDERSEN LLP


Washington, D.C.,
February 6, 1996

                          FAIRCHILD DATA CORPORATION

                                BALANCE SHEETS
                                (IN THOUSANDS)


                                    ASSETS

                                                          December 31,                  June 30,
                                                                       -------------------------------------------
                                                              1995                1995                 1994
                                                              ----                ----                 ----
                                                           (unaudited)
Current assets:
  Accounts receivable - trade, net of
   allowances of $203, $291 and $68                             $   3,084          $   2,662            $   1,738
  Inventories-
      Raw materials                                                 1,206              1,084                  470
      Work in process                                               2,060              1,504                1,183
  Prepaid and other current assets                                     18                 21                   68
                                                           -------------------------------------------------------
               Total current assets                                 6,368              5,271                3,459

Property, plant and equipment, at cost:
  Buildings and improvements                                           71                 73                   73
  Equipment and autos                                               3,798              3,864                3,997
  Furniture and fixtures                                              142                150                  184
                                                           -------------------------------------------------------
                                                                    4,011              4,087                4,254
  Accumulated depreciation                                         (3,244)            (3,287)              (3,634)
                                                           -------------------------------------------------------
               Property, plant and equipment, net                     767                800                  620
                                                           -------------------------------------------------------
               Total assets                                     $   7,135          $   6,071            $   4,079
                                                           =======================================================

                            LIABILITIES AND EQUITY

Current liabilities:
  Accounts payable                                              $   1,512          $   1,989            $     687
  Accrued liabilities-
      Salaries and wages                                              348                288                  256
      Accrued employee benefits                                       218                176                  171
      Insurance                                                        --                240                  237
      Warranty                                                        444                192                  137
      Property taxes                                                   --                196                  106
      Customer advance deposits                                        28                303                   --
      Other                                                             2                 65                   25
                                                           -------------------------------------------------------
               Total current liabilities                            2,552              3,449                1,619
                                                           -------------------------------------------------------

Equity:
  Paid in capital                                                  19,298             17,334               16,308
  Retained deficit                                                (14,715)           (14,712)             (13,848)
                                                           -------------------------------------------------------
               Total equity                                         4,583              2,622                2,460
                                                           -------------------------------------------------------
               Total liabilities and equity                     $   7,135          $   6,071            $   4,079
                                                           =======================================================

The accompanying notes to financial statements are an integral part of these statements.

                          FAIRCHILD DATA CORPORATION

                             STATEMENTS OF INCOME
                                (IN THOUSANDS)

                                                          Six Months Ended              Fiscal Years Ended
                                                            December 31,                      June 30,
                                                            ------------                      --------
                                                         1995         1994               1995        1994
                                                         ----         ----               ----        ----
                                                           (Unaudited)
Sales
Cost of sales
                                                          $ 7,507     $  5,254            $13,004    $13,815
Gross profit                                                5,301        3,702              9,316      8,899
                                                      -------------------------------------------------------
Operating expenses:                                         2,206        1,552              3,688      4,916
   General and administrative expenses
   Marketing and sales
   Research and development and engineering                   583          453                885        752
                 Total operating expense                      780          723              1,409      1,736
                                                              806          795              2,012      1,478
                                                      -------------------------------------------------------
   Other expense (income)                                   2,169        1,971              4,306      3,966
                                                      -------------------------------------------------------
Interest expense                                              (73)         124                117         45

   Net loss before taxes                                      113           29                129        945
                                                      -------------------------------------------------------
Income taxes                                                   (3)        (572)              (864)       (40)
Net loss                                                       --           --                 --         --
                                                      -------------------------------------------------------
                                                          $    (3)    $   (572)           $  (864)   $   (40)
                                                      =======================================================

The accompanying notes to financial statements are an integral part of these statements.

                          FAIRCHILD DATA CORPORATION

                             STATEMENTS OF EQUITY
                FOR THE YEARS ENDED JUNE 30, 1995 AND 1994 AND
            FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 (UNAUDITED)
                                (IN THOUSANDS)

                                                          Paid-in              Accumulated
                                                          Capital                Deficit         Total
                                                          -------                -------         -----
Balance, June 30, 1993                                        $17,621            $(13,808)         $(3,813)
   Parent capital contributions                                (1,313)                 --           (1,313)
   Net loss                                                        --                 (40)             (40)
                                                     -------------------------------------------------------
Balance, June 30, 1994                                         16,308             (13,848)           2,460
   Parent capital contributions                                 1,026                  --            1,026
   Net loss                                                        --                (864)            (864)
                                                     -------------------------------------------------------
Balance, June 30, 1995                                         17,334             (14,712)           2,622
   Parent capital contributions                                 1,964                  --            1,964
   Net loss                                                        --                  (3)              (3)
                                                     -------------------------------------------------------
Balance, December 31, 1995 (unaudited)                        $19,298            $(14,715)         $ 4,583
                                                     =======================================================

The accompanying notes to financial statements are an integral part of these statements.

                          FAIRCHILD DATA CORPORATION
                           STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED JUNE 30, 1995 AND 1994, AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND 1994 (UNAUDITED)
                                (IN THOUSANDS)

                                                                  Six Months     Six Months
                                                                     Ended          Ended
                                                                 December 31,   December 31,
                                                                     1995           1994          Fiscal Years Ended
                                                                                                       June 30,
                                                                  (Unaudited)    (Unaudited)       1995       1994
                                                                                                   ----       ----
Cash flows provided by operating activities:
   Net loss                                                           $    (3)      $   (572)      $  (864)  $   (40)
   Adjustments to reconcile net loss to net cash
     provided by operating activities-
        Amortization and depreciation                                     134            103           207       347
        Decrease (increase) in accounts receivable                       (422)           (97)         (924)      745
        Decrease (increase) in inventories                               (678)          (724)         (935)      744
        Decrease (increase) in prepaid and other
          current assets                                                    3              4            47       113
        Increase (decrease) in accounts payable                          (477)           420         1,302      (237)
        Increase (decrease) in accrued expenses and
          other liabilities                                              (420)           294           528      (337)
             Gain on sale of property, plant and equipment                 (1)            --            (4)      (24)
                                                                   ---------------------------------------------------
             Net cash (used in) provided by operating
               activities                                              (1,864)          (572)         (643)    1,311


Cash flows used in investing activities:
   Purchases of property, plant and equipment                            (101)           (77)         (392)     (168)
   Proceeds of sales of property, plant and equipment                       1              4             9        75
                                                                   ---------------------------------------------------
             Net cash used in investing activities                       (100)           (73)         (383)      (93)

Cash flows provided by (used in) financing activities:
   Change in paid-in capital                                            1,964            645         1,026    (1,313)
Net increase (decrease) in cash                                            --             --            --       (95)
Cash, beginning of year                                                    --             --            --        95
                                                                   ---------------------------------------------------
Cash, end of year                                                     $    --          $  --       $    --   $    --
                                                                   ===================================================

The accompanying notes to financial statements are an integral part of these statements.

                          FAIRCHILD DATA CORPORATION
                         Notes to Financial Statements
                       As of June 30, 1995 and 1994 and
              December 31, 1995 (Unaudited) and 1994 (Unaudited)

1.   Summary of Business and Significant Accounting Policies:

CORPORATE STRUCTURE

Fairchild Data Corporation, (the "Company"), a Delaware corporation, was created in 1978 as Comtech Data Corporation and began operations in Phoenix, Arizona. Comtech Data's first products were digital satellite modems, satellite video receivers and satellite digital audio receivers. The Company was acquired by Fairchild Industries, Inc. ("FII") in 1984 with the intention of creating a synergistic partnership with one of Comtech's largest customers, American Satellite Corporation, which was partly owned by FII. Fairchild Data has continued to internally develop and market various satellite communication devices and remains a market leader in the satellite industry.

On January 28, 1996, Fairchild sold all of the assets of Fairchild Data Corporation to SSE DataCom, Inc. ("SSED"), a wholly owned subsidiary of SSE Telecom, Inc. ("SSET") with the exception of certain receivables assigned to the seller, pursuant to an asset purchase agreement dated as of January 26, 1996 for approximately $6 million (the "Fairchild Data Corporation Sale"), comprised of approximately $4.2 million in cash and approximately $1.8 million (200,000 shares) of the common stock of SSET (the "SSET Common Stock"). Fairchild's right to retain 100,000 shares of the SSET Common Stock is subject to SSED's achieving specified profit margins within twelve months of the Fairchild Data Corporation Sale. Also, Fairchild was issued a three year warrant to purchase 50,000 additional shares of the common stock of SSET.

FISCAL YEAR

The fiscal year ("Fiscal") of the Company ends on June 30. All references herein to "1995" and "1994" mean the fiscal years ended June 30, 1995, and 1994, respectively.

CASH EQUIVALENTS/STATEMENTS OF CASH FLOWS

For purposes of these statements, the Company considers all highly liquid investments with original maturity dates of three months or less as cash equivalents.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the first-in-first-out method. The inventories consist of pre-fabricated board assemblies and proprietary components as well as sheet metal hardware. Most product lines are outsourced as modem configurations are numerous and the demand for internal board assembly production is not cost justified. The majority of inventory flows into the plant and is tested with some minor assembly being required and then incorporated into finished level modems.

PROPERTIES AND DEPRECIATION

Properties are stated at cost and depreciated over estimated useful lives, generally on a straight-line basis. For Federal income tax purposes, accelerated depreciation methods are used. No interest costs were capitalized in any of the years presented. Useful lives for property, plant and equipment are:

                                                       USEFUL LIVES
                                                       ------------
     Buildings and improvement                            10 years
     Equipment and autos                                   5 years
     Furniture and fixtures                                7 years

Depreciation expense related to property, plant and equipment amount to $207,400 and $346,800 for fiscal years 1995 and 1994, respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of." SFAS No. 121 required that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company expects that adoption of this statement will not have a material effect on the Company's financial statements.

INTERIM FINANCIAL STATEMENTS

The accompanying interim consolidated financial statements, as of December 31, 1995, and 1994, of the Company have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted from the accompanying interim statements. The Company believes the disclosures made are adequate to make the information presented not misleading.

In the opinion of the Company, the accompanying unaudited interim consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of December 31, 1995, the results of its operations for the six months ended December 31, 1995, and 1994, and its cash flows for the six months ended December 31, 1995 and 1994.

Interim results are not necessarily indicative of annual performance because of the impact of seasonal variations.

Certain reclassifications have been made to the 1994 amounts to conform with the 1995 presentation.

2.   PENSIONS AND POSTRETIREMENT BENEFITS:

PENSIONS

The Company has established defined benefit pension plans covering substantially all employees. The Company's funding policy for the plans is to contribute each year the minimum amount required under the Employee Retirement Income Security Act of 1974.

The following table provides a summary of the components of net periodic pension cost for the plans:

                                                                         1995         1994
                                                             ------------------------------
                                                                        (In thousands)
     Service cost of benefits earned during the period                   $  78       $  98
     Interest cost of projected benefit obligation                          65          54
     Return on plan assets                                                 (53)         --
     Net amortization and deferral                                           4         (64)
     Amortization of prior service cost                                     12          12
                                                             ------------------------------
                                    Total pension cost                    $106        $100
                                                             ==============================

Assumptions used in accounting for the plans were:

                                                                         1995         1994
                                                             ------------------------------
     Discount rate                                                        8.5%         8.5%
     Expected rate of increase in salaries                                4.5%         4.5%
     Expected long-term rate of return on plan assets                     9.0%         9.0%

The following table sets forth the funded status and amounts recognized in the Company's consolidated balance sheets at June 30, 1995 and 1994 for its defined benefit pension plans:

                                                                              1995         1994
                                                                     ---------------------------
                                                                           (In thousands)
     Vested benefit obligation                                               $  403      $  333
     Non-vested benefit obligation                                              137         125
                                                                     ---------------------------
          Accumulated benefit obligation                                        540         458
                                                                     ---------------------------

     Projected benefit obligation                                               707         595
     Plan assets at fair value                                                  554         483
                                                                     ---------------------------
     Projected benefit obligation in excess of plan assets                     (153)       (112)
     Unrecognized net loss                                                      115          56
     Unrecognized prior service cost                                             55          75
                                                                     ---------------------------
     Prepaid pension cost                                                     $  17       $  19
                                                                     ===========================

POSTRETIREMENT HEALTH CARE BENEFITS

Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106 ("SFAS No. 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions". This standard requires that the expected cost of postretirement benefits be accrued and charged to expense during the years the employees render the services. The impact of the accounting change was not significant.

The components of expense for continuing operations in 1995 and 1994 are as follows.

                                                                              1995         1994
                                                                     ----------------------------
                                                                           (In thousands)
     Service cost of benefits earned                                          $  13       $  20
     Interest cost on liabilities                                                10          12
     Net amortization and deferral                                               (2)        (37)
                                                                     ----------------------------
     Net periodic postretirement benefit cost (benefit)                       $  21       $  (5)
                                                                     ============================

The following table set forth the funded status for the Company's postretirement health care benefit plan at June 30, 1995 and 1994.

                                                                              1995         1994
                                                                     ----------------------------
                                                                           (In thousands)
     Accumulated postretirement benefit obligation                            $ 125       $ 102
     Unrecognized net gain                                                       49          51
                                                                     ----------------------------
     Accrued postretirement benefit cost                                      $ 174       $ 153
                                                                     ============================

The accumulated postretirement benefit obligation was determined using a discount rate of 8.5%, and a health care cost trend rate of 8.0% and 7.5% for pre-age-65 and post-age-65 employees, respectively, gradually decreasing to 4.5% and 4.5%, respectively, in the year 2003 and thereafter.

Increasing the assumed health care cost trend rates by 1% would increase the accumulated postretirement benefit obligation as of June 30, 1995, by approximately $34,000, and increase net periodic postretirement benefit cost by approximately $7,000 for fiscal 1995.

3.   INCOME TAXES:

Effective July 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes".

Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated. As permitted under SFAS No. 109, prior year's financial statements were not restated. The effect of the accounting change was not material.

There was no provision or benefit for current or deferred income taxes from continuing operations for 1995 and 1994 due to historical losses of continuing operations.

The provision (benefit) for income taxes from continuing operations is summarized as follows:

                                                         1995           1994
                                                  -------------------------------
                                                           (In thousands)
     Current:
            Federal                                         $ (94)        $  94
            State                                              --            --
                                                  -------------------------------
                                                              (94)           94
     Deferred:
            Federal                                            94           (94)
            State                                              --            --
                                                               94           (94)
                                                  -------------------------------
            Net tax provision (benefit)                     $  --         $  --
                                                  ===============================

The income tax provision differs from that computed using the statutory Federal income tax rate of 35.0% in 1995 and 1994 for the following reasons:

                                                                   1995              1994
                                                             ------------------------------
                                                                 (In thousands)
     Computed statutory amount                                      $(333)           $ (8)
     Net operating losses offsetting deferred tax liability           327              15
     Other                                                              6              (7)
                                                             ------------------------------
                                                                    $  --            $ --
                                                             ==============================

The following table is a summary of the significant components of the Company's deferred tax assets and liabilities as of June 30, 1995 and 1994.

                                                                                                              1994
                                                                             1995 Deferred                  Deferred
                                                                  June 30,    (Provision)       June 30,   (Provision)
                                                                    1995        Benefit           1994       Benefit
                                                                    ----        -------           ----       -------
                                                                                   (in thousands)
  Deferred tax assets:
         Accrued expenses                                            $  288        $   124        $   164        $   28
         Employee compensation and
           benefits                                                     123            (10)           133            10
         Pension                                                         72             26             46            46
         Postretirement benefits                                         61              7             54            (2)
         Other                                                           93             51             42            (7)
                                                             -----------------------------------------------------------
                                                                        637            198            439            75
  Deferred tax liabilities:
         Asset basis differences - fixed assets                          (9)            35            (44)           34
                                                             -----------------------------------------------------------

  Less - Valuation allowance                                           (628)          (327)          (301)          (15)
                                                             -----------------------------------------------------------
         Net deferred tax asset
          (liability)                                                $   --        $   (94)       $    94        $   94
                                                             ===========================================================

In the opinion of management, adequate provision has been made for all income taxes and interest, and any tax liability that may arise for prior periods will not have a material effect on the financial condition or results of operations of the Company.

The Company has entered into a tax sharing agreement ("Agreement") with its parent whereby the Company is included in the consolidated Federal income tax return of The Fairchild Corporation ("TFC"). The Agreement provides for the Company to make payments to its parent based on the amounts of Federal income taxes, if any, it would have paid had it filed a separate Federal income tax return.

4.   RELATED-PARTY TRANSACTIONS:

TFC and its subsidiaries' corporate staff performs work for the Company. Corporate administrative expense incurred is invoiced on a monthly basis and represents the estimated cost of services performed based primarily on estimated hours spent by corporate employees. Corporate administrative expense amounted to $73,000 and $0 in fiscal 1995 and 1994, respectively.

The Company incurred and paid interest expense of $129,000 and $945,000 on loans from TFC in 1995 and 1994 respectively. As TFC will not require repayment of these loans, the loans have been classified as capital contributions.

5.   COMMITMENTS AND CONTINGENCIES:

Rental expense under all leases amounted to $450,000 for the years ended June 30, 1995 and 1994.

Leases

Minimum rentals under noncancelable leases at June 30, 1995, are as follows (in thousands):

                                                Operating Leases
                                                ----------------
          1996                                      $  450
          1997                                         450
          1998                                         450
          1999                                         450
          2000                                         450
          2001                                         450
                                          ----------------------------
             Total minimum lease payments           $2,700
                                          ============================

                SSE TELECOM, INC AND FAIRCHILD DATA CORPORATION
                       PRO FORMA COMBINED BALANCE SHEET
                                  (Unaudited)

The following unaudited pro forma combined balance sheet presents the combined financial position of SSE Telecom, Inc. ("the Company"), as of December 30, 1995, with the acquired assets of Fairchild Data Corporation as of the acquisition date (January 28, 1996). Such unaudited pro forma information is based on the combined historical balance sheet of the Company with the fair value of the assets acquired at the date of acquisition and is accounted for under the purchase method of accounting. The pro forma adjustments are described in the accompanying Notes to the Pro Forma Combined Balance Sheet.

                     SSE Telecom, Inc. and Fairchild Data
                       Pro Forma Combined Balance Sheet
                 (Amounts in Thousands, Except per Share Data)
                                  (Unaudited)

                                                                               December 30, 1995
                                                                 SSE           Pro Forma    Pro Forma              Pro Forma
                                                               12/30/95       Adjustments     Note                 Combined
ASSETS

Current assets:
   Cash and cash equivalents                                   $   2,495             (128)         (1)               $ 2,367
   Short term investments                                          4,072           (4,072)         (1)                     0
   Accounts receivable (net of reserves)                           7,299            1,669          (2)                 8,968
   Inventory                                                       7,388            3,641          (2)                11,029
   Other current assets                                            1,090               38          (2)                 1,128
                                                        -----------------------------------               -------------------
              Total current assets                                22,344            1,148                             23,492

Net property, equipment and leasehold improvements                 2,049              420          (2)                 2,469
Long-term investments                                             22,512                0                             22,512
Other assets                                                         271            1,147        (2),(3)               1,418
                                                        -----------------------------------               -------------------
              Total assets                                     $  47,176            2,715                             49,891
                                                        ===================================               ===================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                            $   3,332          $ 1,475          (2)                 4,807
   Accrued salaries and employee benefits                            640              318          (2)                   958
   Other accrued liabilities                                         803            1,075    (1),(2),(3)               1,878
                                                        -----------------------------------               -------------------
              Total current liabilities                            4,775            2,868                              7,643

Deferred taxes                                                     8,087                0                              8,087
Notes payable                                                      9,573                0                              9,573
Commitments and contingencies                                          0                0

Stockholders' equity:
   Common stock                                                       55                0                                 55
   Additional paid in capital                                      6,749            1,109          (1)                 7,858
   Retained earnings                                               7,088           (1,262)         (3)                 5,826
   Net unrealized gain on available for sale investments          12,473                0                             12,473
   Treasury stock                                                 (1,624)               0                             (1,624)
                                                        -----------------------------------               -------------------
              Total stockholders' equity                          24,741             (153)                            24,588
                                                        -----------------------------------               -------------------
              Total liabilities & stockholders' equity         $  47,176          $ 2,715                             49,891
                                                        ===================================               ===================

Notes to the Pro Forma Combined Balance Sheet

Note (A)  The Acquisition of Fairchild Data Corporation Assets

The total purchase price is approximately $5.5 million and consists of the following
(in thousands):

          Cash paid, or to be paid, to Fairchild                $4,200
          100,000 shares of SSE common stock issued                909
          Estimated value of Warrants issued for  50,000
          shares of SSE common stock                               200
          Estimated acquisition costs                              200
                                                            -----------
                                                                $5,509
                                                            ===========

The allocation of the purchase price, based upon independent valuation, is as follows (in thousands):

          Net tangible assets acquired                          $3,542
          In-process technology                                  1,262
          Developed technology                                     498
          Other purchased assets; assembled
            workforce, trade name, distributor
            relationships                                          207
                                                            -----------
                                                                $5,509
                                                            ===========

Note (B)       Pro Forma Adjustments

The proforma adjustments to account for the purchase of the assets are referenced below.

(1) Cash payments, and other consideration given, as described in Note (A) above.

(2)  Fair value of the assets acquired, as of January 28, 1996, the date of
     acquisition, as   described in Note (A) above.

(3)  Write off of the in-process technology, net of tax effect.

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (Unaudited)

The following unaudited pro forma combined statements of operations give effect to the combination of SSE Telecom and Fairchild Data by combining the results of operations of SSE Telecom for the year ended October 1, 1994 with the results of operations of Fairchild Data for the year ended June 30, 1994, and by combining the results of operations of SSE Telecom for the year ended September 30, 1995, with the results of operations of Fairchild Data for the year ended June 30, 1995, and by combining the results of operations of SSE Telecom for the three months ended December 30, 1995 with the results of operations of Fairchild Data for the three months ended December 31, 1995, and give effect to the acquisition of Fairchild Data as of the beginning of each period accounted for under the purchase method of accounting and as described in the Notes to the Pro Forma Combined Statements of Operations.

               SSE Telecom, Inc. and Fairchild Data Corporation
                  Pro Forma Combined Statement of Operations
                 (Amounts in Thousands, Except per Share Data)
                                  (Unaudited)

                                                                Three Months Ended December 30, 1995
                                                                                        Pro forma
                                                        Telecom   Fairchild  Adjustments    Note    Combined

Revenue                                                  $  9,019   $  3,713                         $  12,732
Cost of revenue                                             6,129      2,892         (19)    (8)         9,002

Gross margin                                                2,890        821          19                 3,730

Expenses
  Research and development                                    687        263         (10)    (8)           940
  Marketing, general and administrative                     1,381        709          45   (6),(7)       2,135

Operating income                                              822       (151)        (16)                  655

Other corporate expense                                        21         21         (21)    (1)            21
Net interest expense                                           43         58         (12)  (2),(3)          89
Income before income tax                                      758       (230)         17                   545
Provision for income tax                                      265          0         (74)    (4)           191

Net income                                               $    493   $   (230)         91             $     354

Primary earnings per share                               $   0.09        N/A                         $    0.06

Shares used in computing primary earnings per share         5,441                    100     (5)         5,541

                SE Telecom, Inc. and Fairchild Data Corporation
                  Pro Forma Combined Statement of Operations
                 (Amounts in Thousands, Except per Share Data)
                                  (Unaudited)

                                                                         Year Ended September 30, 1995
                                                                                              Pro forma
                                                             Telecom   Fairchild   Adjustments    Note    Combined

Revenue                                                       $  33,569  $  13,004                         $  46,573
Cost of revenue                                                  22,952      9,316         (44)    (8)        32,224

Gross margin                                                     10,617      3,688          44                14,349

Expenses
   Research and development                                       2,958      2,012         (23)    (8)         4,947
   Marketing, general and administrative                          5,829      2,294         178   (6),(7)       8,301

Operating income                                                  1,830       (618)       (111)                1,101

Other corporate expense                                              94        117         (73)    (1)           138
Net interest expense                                                223        129          57   (2),(3)         409
Income before income tax                                          1,513       (864)        (95)                  554
Provision for income tax                                            414          0        (262)    (4)           152

Net income                                                    $   1,099  $    (864)        167             $     402

Primary earnings per share                                    $    0.20        N/A                         $    0.07

Shares used in computing primary earnings per share               5,587        N/A         100     (5)         5,687

               SSE Telecom, Inc. and Fairchild Data Corporation
                  Pro Forma Combined Statement of Operations
                 (Amounts in Thousands, Except per Share Data)
                                  (Unaudited)

                                                                     Year Ended October 1, 1994
                                                                                         Pro forma
                                                        Telecom   Fairchild   Adjustments   Note     Combined

Revenue                                                 $ 30,173    $  13,815                         $  43,988
Cost of revenue                                           19,997        8,899        (135)    (8)        28,761

Gross margin                                              10,176        4,916         135                15,227

Expenses
   Research and development                                2,543        1,478         (72)    (8)         3,949
   Marketing, general and administrative                   4,733        2,488         178   (6),(7)       7,399

Operating income                                           2,900          950          29                 3,879

Other corporate expense                                      586           45                               631
Gain on sale of DBSC, net of                              (1,227)           0                            (1,227)
 transaction expense
Net interest expense                                         147          945        (722)  (2),(3)         370
Income before income tax                                   3,394          (40)        751                 4,105
Provision for income tax                                   1,224            0         256     (4)         1,480

Net income                                              $  2,170    $     (40)        495             $   2,625

Primary earnings per share                              $   0.40          N/A                         $    0.47

Shares used in computing primary earnings per share        5,467          N/A         100     (5)         5,567

Notes to the Pro Forma Combined Statements of Operations:

Note 1. Other corporate expense for Fairchild Data has been reduced. The Fairchild Corporation and its subsidiaries' corporate staff perform work for Fairchild Data. Corporate administrative expense incurred was invoiced on a monthly basis. The invoice represented the estimated cost of services performed based primarily on estimated hours spent by corporate employees. Corporate administrative expense amounted to $21,000, $73,000, and $0 for the three months ended December 30, 1995, and the years ended September 30, 1995, and October 1, 1994, respectively.

Note 2. Interest expense has been reduced in the pro forma combined statement of operations. Fairchild Data incurred interest expense of $58,000, $129,000, and $945,000 on contributions to paid in capital from The Fairchild Corporation for the three months ended December 30, 1995, and the years ended September 30, 1995, and October 1, 1994, and, respectively.

Note 3. Interest income has been reduced in the pro forma combined statement of operations to reflect the reduced cash balances that would have been available to invest had the transaction occurred at the beginning of the period in question. These reductions were $46,000, $186,000, and $223,000 for the three months ended December 30, 1995, and the years ended September 30, 1995, and October 1, 1994, and, respectively.

Note 4. The results of the adjusted combined statements of operations for SSE Telecom and Fairchild Data has been adjusted to reflect the SSE Telecom's effective tax rate for each of the respective periods.

Note 5. Pro Forma Shares Outstanding has been increased to reflect the additional shares issued to The Fairchild Corporation as part of the purchase price.

Note 6. Adjustment for the amortization of the developed technology, which the Company will amortize over 5 years. The adjustment assumes the acquisition took place on October 1, 1993.

Note 7.   Adjustment for the amortization of (i) the assembled workforce over
3.5 years, (ii) the trade name over 2 years, (iii) distributor relationships over 8 years. The adjustment assumes the acquisition took place on October 1, 1993.

Note 8. Adjustment to reflect the depreciation that would have been recorded if the transaction had occurred on October 1, 1993, assuming current fair values.